Exhibit (d)(11)

ATS Corporation

7925 Jones Branch Road

McLean, VA 22102

March 31, 2011

Salient Federal Solutions, Inc.

4000 Legato Road Suite 600

Fairfax, VA 22033

Attention: Tom Lloyd

Dear Mr. Lloyd:

In connection with your consideration of entering into a potential transaction (referred to as a “Transaction”) involving ATS Corporation and its affiliates (collectively, the “Company”), you have expressed an interest in holding discussions with the Company, and reviewing certain confidential and proprietary information, concerning the Company’s assets, operations, contracts, practices, and financial condition.  The content of all such discussions and all such information are herein collectively referred to as “Confidential Information.”

In consideration of furnishing you with the Confidential Information, you acknowledge and agree that it is imperative that all Confidential Information remain confidential.  Accordingly, you agree that (i) you will disclose the Confidential Information and “Notes” (as defined below) only to such persons who need to have access to the Confidential Information and Notes in connection with your consideration of a Transaction, and (ii) before any of your directors, officers, employees, affiliates (including your equity financing sources), or your or your affiliates’ agents, advisors or representatives (each, a “Representative”) may be given access to the Confidential Information and Notes, each such employee, affiliate and Representative shall be bound by confidentiality obligations to you on terms similar to the terms of this agreement.  As used herein, the term “affiliate” refers to persons or entities that directly or indirectly control, or are controlled by, or are under common control with, you. You agree to be responsible for any breach of this agreement by your directors, officers, employees and affiliates and your and your affiliates’ Representatives.

To maintain the confidentiality of the Confidential Information, you and each individual or entity agreeing to be bound by this agreement agree not to:

(a)                                 use or allow the use for any purpose of any Confidential Information or the portion of any notes, summaries or other material derived by you, your affiliates or your or their Representatives that reflect or summarize the Confidential Information (collectively, “Notes”) except to determine whether you wish to propose to enter into a Transaction with the Company and the terms thereof; and

(b)                                 disclose or allow disclosures, to persons other than those permitted by this agreement, that the Confidential Information has been made available to you or your affiliates, or that your or their Representatives have inspected any Confidential Information, or that you or your affiliates and the Company may be considering a Transaction or have had, are having or propose to have, any discussions with respect thereto.

Without limiting the generality of the foregoing, you further agree that you will not, directly or indirectly, share the Confidential Information with or enter into any agreement, arrangement or understanding, or any discussions which would reasonably be likely to lead to such agreement, arrangement or understanding, with any other person (other than your Representatives as permitted above), including other potential bidders, regarding a Transaction without the prior written consent of the Company and only upon such person executing a confidentiality agreement with the Company.  Furthermore, you shall not enter into any agreement, arrangement or understanding, or any discussions that might lead to such agreement, arrangement or understanding, with any debt financing source which may reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such debt financing source to provide financing or other assistance to any other party considering a Transaction with the Company.  You further agree that you will not act on behalf of (as a broker or otherwise), or as a debt or financing source for, any person and shall pursue the Transaction only for your benefit unless otherwise agreed by the Company.

You further agree that, unless otherwise instructed by the Company, all communications regarding the Transaction, requests for additional information, requests for facility tours or management meetings, and discussions or questions regarding procedures, will be submitted or directed only to Sagent Advisors Inc., as advisor to the Company, and not to the Company nor any other Representative of the Company.

The Company may elect at any time to terminate further access by you to Confidential Information by notice to you in writing, and you agree that, upon receipt of such termination notice, you will promptly (and in any case within 14 days of the Company’s request) return or destroy all written Confidential Information (including all copies and reproductions thereof), except as otherwise required by law or regulation.  Any Confidential Information or Notes stored in data storage media will be deleted therefrom.  Notwithstanding the foregoing, (i) neither you nor your Representatives will be required to erase electronically stored Confidential Information that has been saved to a back-up file or other electronic medium in accordance with you or your Representatives’ ordinary electronic back-up practices, except as otherwise required by applicable law, and; (ii) you and your Representatives may retain one copy of the Confidential Information, any and all e-mails and any attachments contained in such e-mails and any electronic files, in each case, to the extent required to comply with applicable laws or regulations, provided that such Confidential Information is not otherwise used or referenced, subject to the terms of this agreement and any Confidential Information retained by your or your Representatives pursuant to either the preceding clause (i) or (ii) shall continue to be subject to the confidentiality and other restrictions contained herein notwithstanding the termination of this agreement.  Upon request by the Company, you or your Representatives shall provide the Company with a certificate of compliance with this paragraph.  No such termination will affect your obligations hereunder or those of your affiliates and your or their Representatives, all of which obligations shall continue in effect.

The confidentiality provisions of this agreement shall be inoperative as to particular portions of the Confidential Information if such information (i) becomes generally available to the public other than as a result of a disclosure by you, your affiliates or your or their Representatives, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company or its agents, advisors or representatives, or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its agents, advisors or representatives when such source is entitled, to the best of your knowledge, to make the disclosure to you.

You understand and agree that, except as set forth in a final definitive agreement with respect to a Transaction (a “Definitive Agreement”), none of the Company and its agents, advisors and representatives makes any representations or warranties, express or implied, as to the accuracy or completeness of any

Confidential Information, and you agree that none of the Company and its agents, advisors and representatives shall have any liability to you, or any of your affiliates, or your or their Representatives, relating to or arising from your or their use of any Confidential Information or for any errors therein or omissions therefrom. You also agree that you are not entitled to rely on the accuracy or completeness of any Confidential Information and that you shall be entitled to rely solely on such representations and warranties regarding Confidential Information as may be made to you in any Definitive Agreement, subject to the terms and conditions of such agreement. Neither the Company, Sagent Advisors Inc. or any of their respective agents, advisors or representatives shall have any legal, fiduciary or other duty to any prospective or actual purchaser with respect to the manner in which any sale process is conducted.  You acknowledge that the Company and its agents, advisors and representatives are free to conduct the process relating to a Transaction as the Company, in its sole discretion, determines, including, without limitation, negotiating and entering into a preliminary or definitive agreement with another party without prior notice to you.  Furthermore, nothing contained in this agreement nor the furnishing of Confidential Information shall be construed as granting or conferring any rights by license or otherwise in any intellectual property of the Company.  All right, title and interest in the Confidential Information shall remain with the Company.

You agree that unless and until a Definitive Agreement has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this agreement except for the rights and obligations specifically agreed to herein.  You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Transaction, and to terminate discussions and negotiations with you at any time.

If you, your affiliates or your or their Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information or Notes, you will provide the Company with prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this agreement.  If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, upon the advice of your counsel or your Representatives’ counsel, as the case may be, required to disclose Confidential Information or Notes, you, your affiliates or your or their Representatives may disclose such information without liability hereunder, provided that you use reasonable efforts to preserve the confidentiality of the Confidential Information or Notes.

Without the Company’s prior written consent, neither you nor any of your affiliates who received Confidential Information or Notes pursuant to this agreement will, for a period of eighteen months from the date hereof, directly or indirectly solicit for employment or employ any person who is identified by you as a result of your evaluation of, or otherwise in connection with, a Transaction; provided, however, that neither you nor any of your affiliates shall be prohibited from employing any such person who contacts you on his or her own initiative and without any direct or indirect solicitation by you or any such affiliate or your or its Representatives.  A general advertisement for an employment position with you, your affiliates or Representatives shall not be deemed to be a direct or indirect solicitation and you may hire any person whom you contact as a result of a general solicitation.  Furthermore, solicitation shall exclude employees who are no longer employed by the Company prior to the commencement of employment discussions between the employee and you.

In consideration of and as a condition to the Confidential Information being furnished to you, you hereby further agree that, without the prior written consent of the board of directors of the Company, for a period of one year from the date hereof, neither you nor any of your affiliates that received Confidential Information being furnished to you hereunder, acting alone or as part of a group, will (i) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities (or direct or indirect rights or options to acquire any voting securities) of the Company, or any material portion of the assets or properties of the Company; (ii) make or participate in, directly or indirectly, any solicitation of proxies to vote, or to seek to influence or control, in any manner whatsoever, the voting of any securities of the Company; (iii) make any public announcement with respect to, or publically solicit or submit a proposal or offer for, directly or indirectly, any merger, business combination, recapitalization, reorganization, asset purchase or other similar extraordinary transaction involving the Company or any of its securities, assets or properties; (iv) except in connection with your Representatives, form, join or in any way participate in, directly or indirectly, in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; (v) otherwise seek to influence or control, in any manner whatsoever, alone or in concert with others, the management, board of directors or policies of the Company; (vi) disclose, directly or indirectly, any intention, plan or arrangement inconsistent with any of the foregoing; (vii) advise, assist or encourage, directly or indirectly, any other person in connection with any of the foregoing; (viii) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in this paragraph; or (ix) publically request the Company, directly or indirectly, to amend or waive any provision of this paragraph. Notwithstanding the foregoing, and subject to applicable securities and other laws, you may seek a waiver of the provisions of this paragraph from the board of directors of the Company, which waiver will not be unreasonably withheld, so that, if such waiver is granted, such provisions shall be inoperative and have no force or effect, in the event (i) any other person or “group” (within Section 13(d)(3) of the Exchange Act) shall have acquired or entered into a definitive agreement to acquire more than 50% of the outstanding voting equity securities of the Company or assets of the Company or its subsidiaries representing more than 50% of the consolidated earning power of the Company and its subsidiaries.

Without prejudice to any rights and remedies otherwise available, the Company shall be entitled to seek equitable relief by way of injunction or otherwise if you, your affiliates or your or their Representatives breach or threaten to breach any of the provisions of this agreement.  No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York.

You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of (i) the Circuit Court of Fairfax County, Virginia and (ii) the United States District Court for the Eastern District of Virginia, Alexandria Division, for any lawsuits, actions or other proceedings arising out of or relating to this agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts.  You further agree that service of any process, summons, notice or document by mail to your address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against you in any such court.  You hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this agreement in the Circuit Court of Fairfax County, Virginia or the United States District Court for the Eastern District of Virginia, Alexandria Division, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.  Any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this agreement is expressly and irrevocably waived.

This agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof, supersedes all negotiations and agreements, oral or written, made prior to the execution hereof, and may not be amended or terminated except pursuant to a written agreement and duly executed by the parties hereto.  No waiver of any provision of this agreement shall be effective unless in writing and any such waiver shall affect only the matter specifically identified therein and shall not extend to any other matter.  The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provisions of this agreement, which shall remain in full force and effect.  Any assignment of this agreement by a party without the prior written consent of the other party shall be void.  Notwithstanding the foregoing, without your consent, this agreement may be assigned to any person that acquires all or any material portion of the Company.  This agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This agreement may be executed in counterparts, each such counterpart shall be deemed an original and all such counterparts shall together constitute one instrument.  This agreement shall expire three years from the date first written above.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this agreement shall become a binding agreement between you and the Company.

Very truly yours,

ATS CORPORATION

By:	/s/ Pamela A. Little
	Name:	Pamela A. Little
	Title:	Co-Chief Executive Officer

ACCEPTED AND AGREED TO this 31st day of March 2011

SALIENT FEDERAL SOLUTIONS, INC.

By:	/s/ Thomas E. Lloyd
	Name:	Thomas E. Lloyd
	Title:	VP, Corporate Development